Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-265566

Forum Real Estate Income Fund

Supplement dated November 4, 2026 to the

Prospectus and Statement of Additional Information (“SAI”) dated April 30, 2026, as supplemented to date.

This Supplement amends certain information in the Prospectus and SAI for the Forum Real Estate Income Fund (the “Fund”) and should be read in conjunction with the Prospectus and SAI. Capitalized terms used in this Supplement and not otherwise defined shall have the meanings given to them in the Prospectus. Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this Supplement remains unchanged.

Effective October 1, 2026, the following changes are made to the Prospectus:

1. The first sentence of the first paragraph on page i of the Prospectus is deleted and replaced with the following:

Forum Real Estate Income Fund (the “Fund”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a diversified, closed-end management investment company.

2. The first sentence of the second paragraph of the section entitled “The Fund and the Shares” on page 1 is deleted and replaced with the following:

The Fund is diversified, which means that under the Investment Company Act, the Fund may not purchase securities of an issuer (other than (i) obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities and (ii) securities of other investment companies) if, with respect to 75% of its total assets, (a) more than 5% of the Fund’s total assets would be invested in securities of that issuer or (b) the Fund would hold more than 10% of the outstanding voting securities of that issuer. With respect to the remaining 25% of its total assets, the Fund can invest more than 5% of its assets in one issuer. Under the Investment Company Act, the Fund cannot change its classification from diversified to non-diversified without shareholder approval.

3. The first sentence of the first paragraph of the section entitled “Risk Factors” on page 2 is deleted in its entirety and replaced with the following:

The Fund concentrates its investments in the real estate industry.

4. The third sentence of the first paragraph of the section entitled “The Fund” on page 20 of the Prospectus is deleted in its entirety.

5. The section titled “Non-Diversified Status” on page 23 of the Prospectus is deleted in its entirety.

6. The first sentence of the first paragraph of the section entitled “CLOSED-END INTERVAL FUND RISK” on page 29 of the Prospectus is deleted in its entirety and replaced with the following:

The Fund is a diversified, closed-end management investment company operating as an “interval fund” and designed primarily for long-term investors.

Effective October 1, 2026, the following changes are made to the SAI:

1. The second sentence of the first paragraph on page S-3 of the SAI is deleted in its entirety and replaced with the following:

The Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a diversified closed-end investment management company that is operated as an interval fund.

2. The second sentence of the third paragraph of the section entitled “Certain Portfolio Securities and Other Operating Policies” on page S-6 of the SAI is deleted in its entirety and replaced with the following:

The Adviser believes the Fund will achieve diversification by investing across real estate asset classes, property types, positions in the capital stack and geographic locations.

3. The section entitled “Non-Diversified Status” on page S-7 of the SAI is deleted in its entirety.

Please keep this Supplement for future reference.

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